Exhibit T3B.25

COMPANIES (JERSEY) LAW 1991

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

of

CONCORDIA INVESTMENT HOLDINGS (JERSEY) LIMITED

DATED  8 AUGUST 2018

COMPANIES (JERSEY) LAW 1991

MEMORANDUM OF ASSOCIATION

of

CONCORDIA INVESTMENT HOLDINGs (JERSEY) LIMITED

No Par Value Company (limited liability)

1.	The name of the company is Concordia Investment Holdings (Jersey) Limited
2.	The company shall have all the powers of a natural person and its capacity shall be unlimited.
3.	The company is a private company.
4.	The company is a no par value company.
5.	The company is authorised to issue an unlimited number of ordinary shares, the rights attaching to which shall be as set out in the company’s articles of association.
6.	The liability of each member of the company arising from his shareholding is limited to the amount (if any) unpaid on it.

We, the persons whose names and addresses are set out below, wish to form a company in accordance with the memorandum of association, and we agree to take the number of shares in the capital of the company shown opposite our respective names below.

Name and address of	Signatures of the subscribers	Number of subscriber
the subscribers		shares taken by each
subscriber

Aztec Nominees Limited	/s/
(No. 85200)	Authorised Signatory
11-15 Seaton Place,	Signatory
St Helier,
1
Jersey JE4 0QH

Dated this 8 day August 2018

Witness to the above signature:	/s/ Anna Channing
Name: Anna Channing

Position: Client Relationship Manager

11-15 Seaton Place,
St Helier,
Jersey JE4 0QH

COMPANIES (JERSEY) LAW 1991

ARTICLES OF ASSOCIATION

of

LIMITED

No Par Value Company (limited liability)

Interpretation

1.1          In these articles:

“articles”	means the articles of association of the company as amended from time to time;

“clear days”	in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“company”	means the company incorporated under the Law in respect of which these articles have been registered;

“ director”	means any director of the company appointed in accordance with these articles;

“executed”	includes any mode of execution;

“holder”	in relation to shares means the member whose name is entered in the register of members of the company as the holder of the shares;

“office”	means the registered office of the company;

“ordinary resolution”	means a resolution of the company in general meeting adopted by a simple majority of the votes cast at that meeting or in writing in accordance with the articles;

“seal”	means the common or official seal of the company;

“secretary”	means the secretary of the company or any other person appointed to perform the duties of the secretary of the company, including a joint, assistant or deputy secretary;

“share”	means a share in the capital of the company; and

“the Law”	means the Companies (Jersey) Law 1991, as amended, including any statutory modification or re-enactment thereof for the time being in force.

Unless the context otherwise requires, words or expressions contained in these articles bear the same meaning as in the Law but excluding any statutory modification thereof not in force when these articles become binding on the company. The standard table prescribed pursuant to the Law shall not apply to the company and is expressly excluded in its entirety.

2.          Share capital

2.1
The share capital of the company shall be as specified in the memorandum of association and the shares of the company shall have the rights and be subject to the conditions contained in these articles.

2.2          Subject to the provisions of the Law:

2.2.1
without prejudice to any rights attached to any issued shares, any share may be issued with such rights or restrictions as the company may by special resolution determine and may issue fractions of shares and any such share shall rank pari passu in all respects with the other shares of the same class issued by the company;

2.2.2 the company may:

2.2.2.1	issue, or

2.2.2.2	convert any existing non-redeemable shares, whether issued or not, into,

shares which are to be redeemed, or are liable to be redeemed at the option of the company or the shareholder, on such terms and in such manner as may be determined by special resolution; and

2.2.3	unissued shares shall be at the disposal of the directors who may allot, grant options over or otherwise dispose of them to such persons and on such terms as the directors think fit.

2.3
The company may exercise the powers of paying commissions conferred by the Law. Subject to the provisions of the Law, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

2.4
Except as required by law, no person shall be recognised by the company as holding any share upon any trust and (except as otherwise provided by the articles or by law) the company shall not be bound by or recognise any interest in any share except an absolute right to the entirety thereof in the holder.

3.          Rights attaching to classes of shares

3.1
Where the capital of the company is divided into different classes of shares, the special rights attached to any class may (unless otherwise provided by terms of issue of the shares of that class) be varied with the consent in writing of the holders of a majority in number of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the issue shares of that class.

3.2
The provisions of these articles relating to general meetings or to the proceedings at such general meetings, shall apply, mutatis mutandis, to each separate meeting held pursuant to article 3.1 above save that the quorum shall be persons holding or representing by proxy not less than one third in number of the issued shares of that class but provided that if at any adjourned meeting of such holders a quorum as above is not present those holders who are present shall be a quorum.

3.3
The special rights conferred upon holders of any shares or class of shares issued with preferred, deferred or other special rights shall (unless otherwise expressly provided by the terms of issue of such shares) be deemed not to be varied by the creation or issue of further shares or further classes of shares ranking pan passu therewith.

4.          Share certificates

4.1
Every holder, upon becoming the holder of any shares, shall be entitled without payment to one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of such holding) or several certificates each for one or more of his shares upon payment for every certificate after the first of such reasonable sum as the directors may determine. Every certificate shall be sealed with the seal, or signed either by two directors or by one director and the secretary. Every Certificate shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up thereon. The company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

4.2
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the company in investigating evidence as the directors may determine but otherwise free of charge, and (in the case of defacement or wearing out) on delivery up of the old certificate.

5.	Lien

5.1
The company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The directors may at any time declare any share to be wholly or in part exempt from the provisions of this article. The company's lien on a share shall extend to any amount payable in respect of it.

5.2
The company may sell in such manner as the directors determine any shares on which the company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.

5.3
To give effect to a sale of the shares pursuant to article 5.2 the directors may authorise some person to execute an instrument of transfer of the shares. The title of the transferee to the shares shall not be affected by an irregularity in or invalidity of the proceedings in reference to the sale.

5.4
The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable, and any residue shall (upon surrender to the company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

6.	Calls on shares and forfeiture

6.1
Subject to the terms of allotment, the directors may make calls upon the holders in respect of any moneys unpaid on their shares and each holder shall (subject to receiving at least 14 clear days' notice specifying when and where payment is to be made) pay to the company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

6.2	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

6.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

6.4
If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or at such rate not exceeding ten per cent per annum as the directors may determine but the directors may waive payment of the interest wholly or in part.

6.5
An amount payable in respect of a share on allotment or at any fixed date or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of the articles shall apply as if that amount had become due and payable by virtue of a call. The company may accept from a holder the whole or a part of the amount remaining unpaid on shares held by him, although no part of that amount has been called up.

6.6	Subject to the terms of allotment, the directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.

6.7
If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

6.8
If the notice referred to in article 6.7 is not complied with any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

6.9
Subject to the provisions of the Law, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the person who was before the forfeiture the holder or to any other person and at any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the directors think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the directors may authorise some person to execute an instrument of transfer of the share to that person.

6.10
A person any of whose shares have been forfeited shall cease to be a holder in respect of them and shall deliver to the company for cancellation the certificate for the shares forfeited but shall remain liable to the company for all moneys which at the date of forfeiture were presently payable by him to the company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture, or at such rate not exceeding ten per cent per annum as the directors may determine, from the date of forfeiture until payment, but the directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

6.11
A declaration under oath by a director or the secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

7.	Transfer of shares

7.1
The instrument of transfer of a share may be in any usual form or in any other form which the directors may approve and shall be executed by or on behalf of the transferor and, unless the shares are fully paid, by or on behalf of the transferee.

7.2
The directors may refuse to register the transfer of a share which is not fully paid to a person of whom they do not approve and they may refuse to register the transfer of a share on which the company has a lien. They may also refuse to register a transfer unless the instrument of transfer:

7.2.1
is lodged at the office or at such other place as the directors may appoint and is accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

7.2.2	is in respect of only one class of shares; and

7.2.3	is in favour of not more than four transferees.

7.3	The directors may, in their absolute discretion, refuse to register the transfer of any share for any reason.

7.4
If the directors refuse to register a transfer of a share, they shall within two months after the date on which the instrument of transfer was lodged with the company send to the transferor and the transferee notice of the refusal.

7.5
The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding 30 clear days in any year) as the directors may determine.

7.6	No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

7.7
The company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

8.            Transmission of shares

8.1
If a holder dies, the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the company as having any title to his interest; but nothing herein contained shall release the estate of a deceased holder from any liability in respect of any share which had been jointly held by him.

8.2
A person becoming entitled to a share in consequence of the death, incapacity or bankruptcy of a holder may, upon such evidence being produced as the directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All the articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the holder and the death, incapacity or bankruptcy of the holder had not occurred.

8.3
A person becoming entitled to a share in consequence of the death, incapacity or bankruptcy of a holder shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to be entitled to be sent any notice given pursuant to these articles (unless specifically provided for) or attend or vote at any meeting of the company or at any separate meeting of the holders of any class of shares in the company.

9.            Consolidation of shares

9.1
Whenever as a result of a consolidation of shares any holders would become entitled to fractions of a share, the directors may, on behalf of those holders, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the company) and distribute the net proceeds of sale in due proportion among those holders, and the directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

10.         General meetings

10.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

10.2
The directors may call general meetings and, on the requisition of holders pursuant to the provisions of the Law, shall forthwith proceed to call a general meeting for a date not later than two months after the receipt of the requisition. If there are not sufficient directors to call a general meeting, any director or any holder may call such a meeting.

11.          Notice of general meetings

An annual general meeting or a general meeting called for the passing of a special resolution or a resolution appointing a person as a director shall be called by at least 21 clear days' notice. All other meetings shall be called by at least 14 clear days' notice but a general meeting may be called by shorter notice if it is so agreed:

11.1.1      in the case of an annual general meeting, by all the holders entitled to attend and vote thereat; and

11.1.2      in the case of any other meeting by a majority in number of the holders having a right to attend and vote at the meeting being a majority together holding not less than 95 per cent of the total voting rights of the holders who have that right.

11.2
The notice shall specify the day, time and place of the meeting and the general nature of the business to be transacted and, in the case of an annual general meeting, shall specify the meeting as such.

11.3
Subject to the provisions of the articles and to any restrictions imposed on any shares, the notice shall be given to all the holders, to all persons entitled to a share in consequence of the death, incapacity or bankruptcy of a holder and to the directors and auditors, if any.

11.4	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

12.           Proceedings at general meetings

12.1 No business shall be transacted at any meeting unless a quorum is present. The quorum shall be:

12.1.1 if all the issued shares are held by the same holder, one person being such holder present in person or by proxy; and

12.1.2 otherwise, two persons entitled to vote upon the business to be transacted, each being a holder present in person or by proxy.

12.2
If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or such day, time and place as the directors may determine. If at such adjourned meeting, a quorum is not present within five minutes from the time appointed for the holding of the meeting those holders present in person or by proxy shall be a quorum.

12.3
The chairman, if any, of the board of directors or in his absence some other director nominated by the directors shall preside as chairman of the meeting, but if neither the chairman nor such other director (if any) is present within 15 minutes after the time appointed for holding the meeting and willing to act, the directors present shall elect one of their number to be chairman and, if there is only one director present and willing to act, he shall be chairman.

12.4
If no director is willing to act as chairman, or if no director is present within 15 minutes after the time appointed for holding the meeting, those holders present and entitled to be counted in a quorum shall choose one of their number to be chairman.

12.5	A director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares.

12.6
The chairman may, with the consent of a general meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the general meeting from time to time and from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for 14 clear days or more, at least 7 clear days' notice shall be given specifying the day, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

12.7
A resolution put to the vote of a meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is duly demanded. Subject to the provisions of the Law, a poll may be demanded:

12.7.1    by the chairman; or

12.7.2    by at least two holders having the right to vote on the resolution; or

12.7.3    by a holder or holders representing not less than one-tenth of the total voting rights of all the holders having the right to vote on the resolution; or

  12.7.4    by a holder or holders holding shares conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right, and a demand by a person as proxy for a holder shall be the same as a demand by the holder.

12.8
Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

12.9
The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

12.10
A poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be holders) and fix a day, time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

12.11	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a casting vote in addition to any other vote he may have.

12.12
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such day, time and place as the chairman directs not being more than 30 clear days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn before the poll is taken, the meeting shall continue as if the demand had not been made.

12.13
No notice need be given of a poll not taken forthwith if the day, time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case, at least 7 clear days' notice shall be given specifying the day, time and place at which the poll is to be taken.

13.          Votes of holders

13.1
Subject to any rights or restrictions attached to any shares, on a show of hands every holder who is present in person shall have one vote and on a poll every holder present in person or by proxy shall have one vote for every share of which he is the holder.

13.2
In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

13.3
A holder in respect of whom an order has been made by any court having jurisdiction (whether in Jersey or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by his receiver, curator or other person authorised in that behalf appointed by that court, and any such receiver, curator or other person may, on a poll, vote by proxy. Evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote shall be deposited at the office, or at such other place within Jersey as is specified in accordance with the articles for the deposit of instruments of proxy before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

13.4
No holder shall vote at any general meeting or at any separate meeting of the holders of any class of shares, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

13.5
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

13.6	On a poll votes may be given either personally or by proxy. A holder may appoint more than one proxy to attend on the same occasion.

13.7	An instrument appointing a proxy shall be in writing in the usual form, or as approved by the directors, and shall be executed by or on behalf of the appointor.

13.8	The instrument appointing a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the directors may:

13.8.1
be deposited at the office or at such other place as is specified in the notice convening the meeting or in any instrument of proxy sent out by the company in relation to the meeting before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

13.8.2	in the case of a poll before the time appointed for the taking of the poll and an instrument of proxy which is not deposited or delivered in a manner so permitted shall be invalid.

13.9
A vote given or poll demanded by proxy or by the duly authorised representative of a body corporate shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the company at the office or at such other place at which the instrument of proxy was duly deposited before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

14.          Corporations acting by representatives

14.1
Any corporation which is a holder may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any general meeting or at any meeting of a class of holders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were a natural person who is a holder. A corporation present at any meeting by such representative shall be deemed for the purposes of these articles to be present in person.

15.          Resolutions in writing

15.1
Anything that may be done in accordance with the provisions of the Law by a resolution in writing signed by or on behalf of each holder is authorised by these articles without restriction. The directors may determine the manner in which resolutions shall be put to the holders pursuant to the terms of this article and, without prejudice to the discretion of the directors, provision may be made in the form of a resolution in writing for each holder to indicate how many of the votes which he would have been entitled to cast at a meeting to consider the resolution he wishes to cast in favour of or against such resolution or to be treated as abstentions and the result of any such resolution in writing need not be unanimous and shall be determined upon the same basis as on a poll.

16.         Number of directors

16.1	Unless otherwise determined by special resolution, the number of directors (other than alternate directors) shall not be subject to any maximum.

17.         Alternate directors

17.1	Any director (other than an alternate director) may appoint any other director, or any other person, to be an alternate director and may remove from office an alternate director so appointed by him.

17.2
An alternate director shall be entitled to attend, count in the quorum of and vote at any meeting of the directors and of all meetings of committees of directors of his appointor is a member at which the director appointing him is not personally present, and generally to perform all the functions of his appointor as a director in his absence, but shall not be entitled to receive any remuneration from the company for his services as an alternate director. It shall not be necessary to give notice of such a meeting to an alternate director.

17.3
An alternate director shall cease to be an alternate director if his appointor ceases to be a director, but, if a director is reappointed, any appointment of an alternate director made by him which is in force immediately prior to his reappointment shall continue after his reappointment.

17.4	Any appointment or removal of an alternate director shall be by notice to the company signed by the director making or revoking the appointment or in any other manner approved by the directors.

17.5
Save as otherwise provided in the articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the director appointing him.

18.         Powers of directors

18.1
Subject to the provisions of the Law, the memorandum and the articles and to any directions given by special resolution, the business of the company shall be managed by the directors who may exercise all the powers of the company. No alteration of the memorandum or articles and no such direction shall invalidate any prior act of the directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this article shall not be limited by any special power given to the directors by the articles and a meeting of directors at which a quorum is present may exercise all powers exercisable by the directors.

18.2
The directors may, by power of attorney or otherwise, appoint any person to be the agent of the company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

18.3	A director who has been appointed to act as a sole director may exercise all the powers of the company.

19.         Delegation of directors' powers

19.1
The directors may delegate any of their powers to any committee consisting of one or more directors and (if thought fit) one or more other persons, but a majority of the members of the committee shall be directors. No resolution of the committee shall be effective unless a majority of those present when it is passed are directors. The directors may also delegate to any managing director or any director (whether holding any other executive office or not) such of their powers as they consider desirable to be exercised by him. Any such delegation may be made subject to any conditions the directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by the articles regulating the proceedings of directors so far as they are capable of applying.

20.	Appointment of directors

20.1	The first directors of the company shall be appointed in writing by the subscribers of the memorandum or a majority of them.

20.2	The company may by ordinary resolution appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director.

20.3	The directors may (without sanction of the company in general meeting) appoint a person who is willing to act as a director, either to fill a vacancy or as an additional director.

21.	Disqualification and removal of directors

21.1	The office of a director shall be vacated if:

21.1.1	he ceases to be a director by virtue of any provision of the Law or he becomes prohibited by law from or disqualified for being a director; or

21.1.2	he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

21.1.3
he resigns his office by giving written notice to the company at the office (which notice shall be effective from such date as may be specified in such notice or if no date is specified upon delivery to the office); or

21.1.4	the company so resolves by ordinary resolution.

22.	Remuneration of directors

22.1
The directors shall be entitled to such remuneration as the company may by ordinary resolution determine and, unless the resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

23.	Directors’ expenses

23.1
The directors may be paid all travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of directors or committees of directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the company or otherwise in connection with the discharge of their duties.

24.          Directors’ appointments and interests

24.1
Subject to the provisions of the Law, the directors may appoint one or more of their number to the office of managing director or to any other executive office under the company and may enter into an agreement or arrangement with any director for his employment by the company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made upon such terms as the directors determine and they may remunerate any such director for his services as they think fit. Any appointment of a director to an executive office shall terminate if he ceases to be a director but without prejudice to any claim to damages for breach of the contract of service between the director and the company.

24.2	Subject to the provisions of the Law, and provided that he has disclosed to the directors the nature and extent of any material interests of his, a director notwithstanding his office:

24.2.1	may be a party to, or otherwise interested in, any transaction or arrangement with the company or in which the company is otherwise interested;

24.2.2
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the company or in which the company is otherwise interested; and

24.2.3
shall not, by reason of his office, be accountable to the company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

24.3	For the purposes of these articles:

24.3.1
a general notice given by or on behalf of a director to the directors (or the holders where appropriate) that such director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified;

24.3.2
disclosure of a sole director’s interest in any transaction or arrangement shall be made by written notice given by or on behalf of that director to the secretary prior to any decision being made as to whether or not the company should enter into the relevant transaction or arrangement; and

24.3.3	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

25.	Directors’ gratuities and pensions

25.1
The directors may resolve that the company shall provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any director who has held but no longer holds any executive office or employment with the company or with any body corporate which is or has been a subsidiary of the company or a predecessor in business of the company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or who was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

26.	Proceedings of directors

26.1
Subject to the provisions of the articles, the directors may regulate their proceedings as they think fit. A director may, and the secretary at the request of a director shall, call a meeting of the directors. Questions arising at such a meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A director who is also an alternate director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

26.2
Where the company has more than one director, the quorum for the transaction of the business of the directors may be fixed by the directors and unless so fixed at any other number shall be two. A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum. if the company has a sole director, the transaction of the business by the sole director shall be by way or resolution in writing signed by the sole director.

26.3
Any director enabled to participate in the proceedings of a meeting of the directors by means of a telecommunication device (including a telephone) which allows all of the other directors present at such meeting to hear at all times such director and such director to hear at all times all other directors present at such meeting (in each case whether in person or by means of such type of communication device) shall be deemed to be present at such meeting and shall be counted when calculating a quorum.

26.4
Save where the company has a sole director, the directors may act notwithstanding any vacancies in their number, but, if the number of directors is less than the number fixed as the quorum, the continuing directors or director may act only for the purpose of filling vacancies or of calling a general meeting to appoint directors.

26.5
The directors may appoint one of their number to be the chairman of the board of directors and may at any time remove him from that office. Unless he is unwilling to do so, the director so appointed shall preside at every meeting of directors at which he is present. If there is no director holding that office, of if the director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting.

26.6
All acts done by a meeting of directors, or of a committee of directors, or by a person acting as a director or alternate director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or alternate director or that any of them were disqualified for holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director or alternate director and had been entitled to vote.

26.7
A resolution in writing signed by all the directors entitled to receive notice of a meeting of directors or of a committee of directors shall be valid and effectual as if it had been passed at a meeting of directors or (as the case may be) a committee of directors duly convened and held and may consist of several documents in the like form each signed by one or more directors; but a resolution signed by an alternate director need not also be signed by his appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director in that capacity.

26.8
Save as otherwise provided by the articles, a director shall not vote at a meeting of directors or of a committee of directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the company unless he has disclosed the nature and extent of his interests in accordance with article 24.3, in which case he shall be entitled to vote and be counted in the quorum in respect of any such resolution.

26.9
Where proposals are under consideration concerning the appointment of two or more directors to offices or employments with the company or any body corporate in which the company is interested the proposals may be divided and considered in relation to each director separately and (provided he is not for another reason precluded from voting) each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

26.10
If a question arises at a meeting of directors or of a committee of directors as to the right of a director to vote, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive.

27.	Secretary

27.1
Subject to the provisions of the Law, the secretary shall be appointed by the directors for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

28.	Minutes

28.1	The directors shall cause minutes to be made in books kept for the purpose in accordance with the Law.

29.	The seal

29.1
The directors may at any time resolve that the company shall have or shall cease to have a common seal. The seal shall only be used by the authority of the directors or of a committee of directors authorised by the directors. The directors may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by two directors or by a director and the secretary. Subject to the provisions of the Law, the directors may resolve to have or cease to have

29.1.1
an official seal for use in any country territory or place outside of Jersey, which shall be a copy of the common seal of the company. Any such official seal shall in addition bear either the name of the country, territory or place in which it is to be used or the words “branch seal”; and

29.1.2
an official seal for use only in connection with the sealing of securities issued by the company and such official seal shall be a copy of the common seal of the company but shall in addition bear the words “securities”

30.	Dividends

30.1
Subject to the provisions of the Law, the company may by ordinary resolution declare dividends in accordance with the respective rights of the holders, but no dividend shall exceed the amount recommended by the directors.

30.2
Subject to the provisions of the Law, the directors may pay interim dividends if it appears to them that they are justified by the profits of the company available for distribution. If the share capital is divided into different classes, the directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear. The directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment. Provided the directors act in good faith, they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

30.3
Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

30.4
A general meeting declaring a dividend may, upon the recommendation of the directors, direct that it shall be satisfied wholly or partly by the distribution of assets and, where any difficulty arises in regard to the distribution, the directors may settle the same and in particular may issue fractional certificates and fix the value for distribution of any assets and may determine that cash shall be paid to any holder upon the footing of the value so fixed in order to adjust the rights of holders and may vest any assets in trustees.

30.5
Any dividend or other moneys payable in respect of a share may be paid by cheque or by warrant sent by post to the registered address of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of one of those persons who is first named in the register of members or to such person and to such address as the person or persons entitled may in writing direct. Every cheque or warrant shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque or warrant shall be a good discharge to the company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.

30.6	No dividend or other moneys payable in respect of a share shall bear interest against the company unless otherwise provided by the rights attached to the share.

30.7	Any dividend which has remained unclaimed for 10 years from the date when it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by the company.

31.	Accounts and audit

31.1
No holder shall (as such) have any right of inspecting any accounting records or other book or document of the company except as conferred by law or authorised by the directors or by ordinary resolution of the company.

31.2	The company in general meeting may appoint auditors to examine the accounts and report thereon in accordance with the Law.

32.	Capitalisation of profits

32.1	The directors may with the authority of an ordinary resolution of the company:

32.1.1
subject as hereinafter provided, resolve to capitalise any undivided profits of the company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the company’s stated capital account or capital redemption reserve;

32.1.2
appropriate the sum resolved to be capitalised to the holders in proportion to the number of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were distributable and were distributed by way of dividend and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up and allotting unissued shares or debentures of the company of an amount equal to that sum, and allot the shares or debentures credited as partly or fully paid to those holders, or as they may direct, in those proportions, or partly in one way and partly in the other; but the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this article, only be applied in paying up unissued shares to be allotted to holders credited as fully paid up;

32.1.3
subject to the provisions of the Law and in so far as the Law allows, make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this article in fractions; and

32.1.4
authorise any person to enter on behalf of all the holders concerned into an agreement with the company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they are entitled upon such capitalisation, any agreement made under such authority being binding on all such holders.

33.	Notices

33.1
Any notice to be given to or by any person pursuant to the articles shall be in writing and may be given by email or any other electronic method except that a notice calling a meeting of the directors need not be in writing.

33.2
A holder shall be entitled to receive any notice to be given to him pursuant to the articles notwithstanding that his registered address is not within the British Islands. The company may give notice to a holder either personally or by sending it by post in a prepaid envelope addressed to the holder at his registered address or by leaving it at that address or by emailing the notice to the holders electronic address last notified to the company by the holder. In the case of joint holders of a share, all notices shall be given to the joint holder whose name stands first in the register of members in respect of the joint holding and notice so given shall be sufficient notice to all the joint holders.

33.3
A holder present, either in person or by proxy, at any meeting of the company or of the holders of any class of shares in the company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

33.4
Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been duly given to a person from which he derives his title.

33.5
Proof that an envelope containing a notice was properly addressed, prepaid and posted shall be conclusive evidence that the notice was given. A notice shall be deemed to be given at the expiration of 48 hours after the envelope containing it was posted. Electronic communication of a notice (properly addressed and dispatched to the holder’s electronic address last notified by the holder to the company in writing) is given or deemed to have been given at the time the electronic notice leaves the information system of the company or the information system any other person sending the notice on the company’s behalf (as the case may be).

33.6
A notice may be given by the company to the persons entitled to a share in consequence of the death, incapacity or bankruptcy of a holder by sending or delivering it, in any manner authorised by the articles for the giving of notice to a holder, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or curator of the holder or by any like description at the address supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death, incapacity or bankruptcy had not occurred. If more than one person would be entitled to receive a notice in consequence of the death, incapacity or bankruptcy of a holder, notice given to any one of such persons shall be sufficient notice to all such persons.

34.	Winding up

34.1
If the company is wound up, the company may, with the sanction of a special resolution and any other sanction required by the Law, divide the whole or any part of the assets of the company among the holders in specie and the liquidator or, where there is no liquidator, the directors may, for that purpose, value any assets and determine how the division shall be carried out as between the holders or different classes of holders, and with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the holders as he with the like sanction determines, but no holder shall be compelled to accept any assets upon which there is a liability.

35.	Indemnity

35.1
In so far as the Law allows, every present or former officer of the company (including without limitation any alternate director, secretary or director of the company) shall be indemnified out of the assets of the company against any loss or liability incurred by him by reason of being or having been such an officer. The directors, may without sanction of the company in general meeting authorize the purchase or maintenance by the company for any officer or former officer of the company (including without limitation any alternate director, secretary or director of the company) and any agent or employee of the company of any insurance as is permitted by the Law in respect of any liability which would otherwise attach to such officer or former officer of the company (including without limitation any alternate director, secretary or director of the company) and any agent or employee of the company.

We, being the subscribers to the Memorandum, want to form a company in accordance with these Articles.

Signed by Aztec Nominees Limited (No. 85200) 11-15 Seaton Place St Helier Jersey, JE4 OQH
/s/
Authorised Signatory

Dated this 8 day August 2018

Witness to the above signature:	/s/ Anna Channing
Name: Anna Channing

Position: Client Relationship Manager

11-15 Seaton Place,
St Helier,
Jersey JE4 0QH